Exhibit 10.16
CONFIDENTIAL TREATMENT REQUESTED
LICENSE AND OPTION AGREEMENT
between
EMORY UNIVERSITY
and
ALIMERA SCIENCES, INC.

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL TREATMENT REQUESTED
     THIS LICENSE AND OPTION AGREEMENT is made and entered into as of the 16th day of July, 2009, (hereinafter referred to as the “Effective Date”) by and between EMORY UNIVERSITY, a nonprofit Georgia corporation with offices located at 1599 Clifton Road NE, 4th Floor, Atlanta, Georgia 30322 (hereinafter referred to as “EMORY”) and Alimera Sciences, Inc., a Delaware corporation having a principal place of business located at 6120 Windward Parkway, Suite 290, Alpharetta, Georgia 30024 (hereinafter referred to as “ALIMERA”).
     WHEREAS, EMORY is the assignee of all right, title, and interest in inventions, including related technology, developed by employees of EMORY and is responsible for the protection and commercial development of such inventions; and
     WHEREAS, EMORY has developed certain inventions and technology related to fulvene and fulvalene compounds and their methods of use (Emory Ref. No. 07027) (the “Technology”); and
     WHEREAS, EMORY and ALIMERA entered into that certain Option Agreement related to Emory Ref. No. 07027 having an effective date August 31, 2007 (the “Option Agreement”), pursuant to which ALIMERA notified EMORY prior to the expiration of the option period of its intent to exercise its option to enter into this License and Option Agreement;
     WHERERAS, the United States Department of Veterans Affairs (the “VA”) has asserted ownership rights to the Technology and is a co-owner of the Technology with EMORY;
     WHERERAS, EMORY and the VA have entered into an Inter-Institutional Agreement dated January 5, 2009 and amended by the First Amendment dated February 20, 2009, (collectively the “IIA”) whereby VA has granted EMORY the exclusive (even as to the VA) and final authority to enter into negotiations for and execute license agreements granting rights to the Technology and to prepare, file, prosecute and maintain all patent rights covering the Technology on behalf of the VA;
     WHEREAS, ALIMERA represents that it has the necessary expertise and will, as appropriate, acquire the necessary resources to fully evaluate, develop and commercialize the Technology; and
     WHEREAS, EMORY wants to have such Technology developed, commercialized, and made available in commerce for use by the public; and
     WHEREAS, ALIMERA wishes to obtain certain rights to pursue the evaluation, development and commercialization of the Technology; and
     WHEREAS, EMORY wishes to grant ALIMERA such rights in accordance with the terms and conditions of this Agreement.
     NOW, THEREFORE, for and in consideration of the mutual covenants and the promises herein contained, the parties, intending to be legally bound, hereby agree as follows.

CONFIDENTIAL TREATMENT REQUESTED
ARTICLE 1. DEFINITIONS
     The following terms as used herein shall have the following meaning:
     1.1 “Additional Invention” shall have the meaning set forth in Article 2.9.
     1.2 “Affiliate” shall mean any corporation or non-corporate business entity which controls, is controlled by, or is under common control with a party to this Agreement only for so long as such control continues to exist. A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns, or directly or indirectly controls, at least fifty (50%) percent of the voting stock of the other corporation, or (i) in the absence of the ownership of at least fifty (50%) percent of the voting stock of a corporation or (ii) in the case of a non-corporate business entity, or non-profit corporation, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.
     1.3 “Agreement” or “License Agreement” shall mean this License and Option Agreement, including all APPENDICES attached to this Agreement.
     1.4 “ALIMERA” shall have the meaning set forth in the preamble.
     1.5 “ALIMERA’s Development Plan” shall mean APPENDIX A of this Agreement.
     1.6 “Amendment Terms” shall have the meaning set forth in Article 2.4.
     1.7 “Auditor” shall have the meaning set forth in Article 4.4.
     1.8 “Board” shall have the meaning set forth in Article 3.1.
     1.9 “Calendar Year” shall mean January 1 though December 31.
     1.10 “Claims” shall have the meaning set forth in Article 10.2.
     1.11 “Combination Product” shall have the meaning set forth in Article 1.41(b).
     1.12 [*]
     1.13 “Development Information” shall have the meaning set forth in Article 12.7.
     1.14 “Development Milestone Deadline” shall have the meaning set forth in Article 6.2.
     1.15 “Distributor” shall mean any third party (i) to which a Seller has granted (at any time during the term) a right to sell or distribute a Licensed Product, (ii) that sells Licensed Products to hospitals and/or pharmacies for their sale to or use with patients (rather than to other third parties for resale to hospitals and/or pharmacies for their sale to or use with patients), and (iii) that does not make payments to ALIMERA or its Affiliates that are calculated on the basis of a percentage of, or profit share on, such third party’s sales of Licensed Products.
     1.16 “Dollars” shall mean United States dollars.
     1.17 “Effective Date” shall have the meaning set forth in the preamble.
     1.18 “EMORY” shall have the meaning set forth in the preamble.
     1.19 “FDA” shall mean the United States Food and Drug Administration.
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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     1.20 “Final Regulatory Approval” shall mean in relation to any Licensed Product, the approval by the regulatory authority in a given country as may be required before such Licensed Product may be sold in such country.
     1.21 “Fully Absorbed Costs” shall mean an amount equal to ALIMERA’s and/or its Affiliate’s costs directly allocated to the Licensed Products distributed for, as the case may be, test marketing, sampling and promotional uses, clinical trial purposes, regulatory approval or compliance, compassionate uses, global access programs intended to provide Licensed Product at reduced prices in the developing world, or other similar uses, consisting of: (i) direct labor, including all resources utilized in support of ALIMERA’s and/or its Affiliate’s manufacturing operations; (ii) materials; (iii) a reasonable allocation of overhead, facilities expense (including depreciation over the expected life of the buildings and equipment), and administrative costs directly in support of such manufacturing operations calculated by ALIMERA and/or its Affiliate in accordance with reasonable cost accounting methods consistent with the way ALIMERA and/or its Affiliate allocates such costs to other products; and (iv) third-party costs. For the sake of clarity, in no event shall ALIMERA incur an obligation to pay royalties to EMORY for Licensed Products distributed for test marketing, sampling and promotional uses, clinical trial purposes, regulatory approval or compliance, compassionate uses, global access programs intended to provide Licensed Product at reduced prices in the developing world, or other similar uses, if payment of such royalty would cause ALIMERA to realize a loss; however, should ALIMERA realize a profit on such distributions, it is the intent of the parties that ALIMERA would incur an obligation to pay royalties to EMORY on such profit.
     1.22 “Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (i) any government of any country, (ii) a federal, state, province, county, city or other political subdivision thereof or (iii) any supranational body.
     1.23 “IIA” shall have the meaning set forth in the recitals.
     1.24 “IND” shall mean an Investigational New Drug application filed with the FDA in the U.S.
     1.25 “Indemnitees” shall mean the Inventors, EMORY, its directors, officers, employees and students, and their heirs, executors, administrators, successors and legal representatives.
     1.26 “Information” shall have the meaning set forth in Article 11.1(ii).
     1.27 “Initial Option Period” shall have the meaning set forth in Article 2.4.
     1.28 “Initial Option Period Extension” shall have the meaning set forth in Article 2.4.
     1.29 “Initiation of Phase I Clinical Trials” shall mean the date of commencement of the first human clinical trial phase I study of a Licensed Product for a certain disease(s), as applicable, sponsored by ALIMERA, the principal purpose of which is preliminary determination of safety in healthy

CONFIDENTIAL TREATMENT REQUESTED
individuals or patients as required in 21 C.F.R. §312.21(a). Such phase I clinical trial shall be deemed to have commenced when such Licensed Product is first administered to any patient enrolled in such phase I clinical trial. For the purposes of this definition, the term “ALIMERA” shall include Alimera Sciences, Inc., its Affiliates, sublicensees or any party in a co-promotion or co-marketing relationship with ALIMERA pertaining to such Licensed Product.
     1.30 “Initiation of Phase II Clinical Trials” shall mean the date of commencement of the first human clinical trial phase II study, including the phase II portion of a phase I/II trial, of a Licensed Product for a certain disease(s), as applicable, sponsored by ALIMERA, the principal purpose of which is preliminary evaluation of clinical efficacy and safety, and/or to obtain an indication of the dosage regimen required as more fully defined in 21 C.F.R. §312.21(b). Such phase II clinical trial shall be deemed to have commenced when such Licensed Product is first administered to any patient enrolled in such phase II clinical trial. For the purposes of this definition, the term “ALIMERA” shall include Alimera Sciences, Inc., its Affiliates, sublicensees or any party in a co-promotion or co-marketing relationship with ALIMERA pertaining to such Licensed Product.
     1.31 “Initiation of Phase III Clinical Trials” shall mean the date of commencement of the first human clinical trial phase III study, including the phase III portion of a phase II/III, of a Licensed Product for a certain disease(s), as applicable, sponsored by ALIMERA, the principal purpose of which is to establish safety and efficacy in patients with the disease being studied as required in 21 C.F.R. §312.21(c). Such phase III clinical trial shall be deemed to have commenced when such Licensed Product is first administered to any patient enrolled in such phase III clinical trial. For the purposes of this definition, the term “ALIMERA” shall include Alimera Sciences, Inc., its Affiliates, sublicensees or any party in a co-promotion or co-marketing relationship with ALIMERA pertaining to such Licensed Product.
     1.32 “Inventors” shall mean the named inventors of the Licensed Patents.
     1.33 “Know-How” shall have the meaning set forth in Article 1.38.
     1.34 “Licensed Active” shall have the meaning set forth in Article 1.41(b).
     1.35 “Licensed Field of Use” shall mean therapeutic and prophylactic uses for the treatment of diseases and disorders of the eye in humans.
     1.36 “Licensed Patents” shall mean the patent applications identified in APPENDIX B, together with any and all substitutions, extensions, divisionals, continuations, continuations-in-part (to the extent that (i) the subject matter added in such continuations-in-part applications if practiced would, but for the license granted herein, infringe a Valid Claim of the patent applications identified in APPENDIX B or (ii) the claimed subject matter of such continuations-in-part are disclosed and enabled in the parent Licensed Patent patent application; and are not, as of the Effective Date, obligated exclusively to a third

CONFIDENTIAL TREATMENT REQUESTED
party, all to the extent such continuations-in-part are owned and/or controlled by EMORY or VA), foreign counterparts of such patent applications and patents which issue on any of the foregoing anywhere in the world, including reexamined and reissued patents.
     1.37 “Licensed Product(s)” shall mean any process, service or product, the manufacture, use, or sale of which is covered [*]. A Licensed Product can be a pharmaceutical formulation containing one or more active ingredients that are covered by a Valid Claim within the Licensed Patents, alone or in combination with other active ingredients, or as a kit in which the pharmaceutical formulation is Sold together with a medical device, such as a medical device useful for implanting the pharmaceutical formulation.
     1.38 “Licensed Technology” shall mean all formulations, designs, technical information, know-how, knowledge, data, specifications, test results and other information, whether or not patented or patentable (“Know-How”), which are known, learned, invented, or developed by the Inventors as of the Effective Date to the extent that (i) such Know-How is required, used or useful for the manufacture, use, development, testing, marketing, export, import, offer for sale or sale of any process, product or service covered by any Valid Claim of the Licensed Patents in the Licensed Field of Use and (ii) EMORY possesses the right to license the use of such Know-How to ALIMERA for commercial purposes, but excluding any and all such Know-How to the extent claimed by a Valid Claim of the Licensed Patents.
     1.39 “Licensed Territory” means the world.
     1.40 “Losses” shall have the meaning set forth in Article 10.2.
     1.41 “Net Selling Price” of a product (including a Licensed Product) shall mean, with respect to a particular [*], the [*], plus, if applicable, [*], less only:
          i) [*]
          ii) [*]
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
          iii) [*]
          iv) [*]
     (a) For purposes of calculating Net Selling Price, no [*] shall be deemed to be a [*] of ALIMERA or its Affiliates. Net Selling Price for the quantities of Licensed Product sold by [*] shall be calculated based on the amount [*] rather than [*].
     (b) Where Licensed Product is sold in the form of a combination or kit product containing an active ingredient covered by a Valid Claim within the Licensed Patents (“Licensed Active”) in addition to another active ingredient or, as applicable, a medical device (collectively, the “Combination Product”), the Net Selling Price for such Combination Product for purposes of determining royalties payable under this Agreement will be calculated by [*]. If, on a country-by-country basis, the other active ingredient in the Combination Product or, as applicable, the medical device, is not sold separately in such country, the Net Selling Price for the purpose of determining royalties payable under this Agreement for the Combination Product shall be calculated by [*]. If, on a country-by-country basis, the Licensed Product containing a Licensed Active as the sole active ingredient is not sold separately in such country during the relevant [*] but the other active ingredient in the Combination Product or, as applicable, the medical device, is sold separately in such country during the relevant [*], the Net Selling Price for the Combination Product shall be calculated by [*]
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
[*]. If, on a country-by-country basis, the Licensed Product containing a Licensed Active as the sole active ingredient is not sold separately and the other active ingredient in the Combination Product or, as applicable, the medical device, is not sold separately in such country during the relevant [*], the Net Selling Price for the purpose of determining royalties of the Combination Product shall be [*].
     c) Notwithstanding the foregoing in this Article 1.41, amounts received by ALIMERA, its Affiliates or sublicensees of ALIMERA for the sale of Licensed Products among ALIMERA, its Affiliates and sublicensees for resale shall [*].
     1.42 “Notice of Exercise” shall have the meaning set forth in Article 2.5.
     1.43 “Option Agreement” shall have the meaning set forth in the recitals.
     1.44 “Optioned Field of Use” shall mean all therapeutic and prophylactic uses for the treatment of diseases and disorders in humans excluding the Licensed Field of Use.
     1.45 “Option Period” shall have the meaning set forth in Article 2.4.
     1.46 “Option Proposal” shall have the meaning set forth in Article 2.5.
     1.47 “Prosecution and Maintenance” and “Prosecute and Maintain” shall have the meanings set forth in Article 7.1.
     1.48 “Recovery” shall have the meaning set forth in Article 8.1.
     1.49 “Royalty Term” shall mean, on a country by country basis, the time period from the first Sale of Licensed Product in the Licensed Field of Use in the country within the Licensed Territory (or the corresponding first sale by a sublicensee of Alimera) and ending, on a country by country basis, on the later of (a) ten (10) years after that date of such first Sale (or sale) of Licensed Product in such country or (b) the expiration of the last-to-expire Licensed Patent in such country.
     1.50 “Sale” or “Sold” shall mean the sale, transfer, exchange, or other disposition of Licensed Products whether by gift or otherwise (including, but not limited to, the use of Licensed Products by a Seller to provide services to any party that is not a Seller) by a Seller to any party that is not a Seller. Sales of Licensed Products shall be deemed consummated upon the first to occur of: (i) receipt of payment from the purchaser; (ii) delivery of Licensed Products to the purchaser or a common carrier; (iii) release of Licensed Products from consignment; (iv) if deemed Sold by use, when the subject Licensed Product is first put to such use; or (v) if deemed Sold by transfer, exchange, gift or other disposition, when such transfer, exchange, gift or other disposition occurs. Notwithstanding the foregoing definition
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
of Sale or Sold, to the extent ALIMERA, its Affiliates or sublicensees distribute any Licensed Product for test marketing, sampling and promotional uses, clinical trial purposes, regulatory approval or compliance, compassionate uses, global access programs intended to provide Licensed Product at reduced prices in the developing world, or other similar uses, only to the extent that the actual Net Selling Price of such Licensed Product exceeds Fully Absorbed Costs will such distribution be considered a Sale or Sold. If the actual Net Selling Price exceeds the Fully Absorbed Costs, the distribution shall be deemed to be a Sale with a deemed Net Selling Price for the purposes of Article 3.2 of the difference between the actual Net Selling Price and the Fully Absorbed Cost therefor. For the sake of clarity and because EMORY receives a percentage of the royalty that ALIMERA receives from sales of Licensed Product(s) by its sublicensee(s) pursuant to Article 3.2 and Appendix F, sale of Licensed Product from ALIMERA to a sublicensee is not a Sale.
     1.51 “Seller” shall mean ALIMERA or its Affiliates.
     1.52 “Stockholder Agreements” shall have the meaning set forth in Article 3.1.
     1.53 “Sublicensee Milestone Payment” shall have the meaning set forth in Article 3.6.
     1.54 “Technology” shall have the meaning set forth in the recitals.
     1.55 “U.S. Government Licenses” shall mean the non-exclusive license to the U.S. Government or agencies thereof pursuant to NIH grant No.: AR47901, a copy of which is attached hereto as APPENDIX C.
     1.56 “VA” shall have the meaning set forth in the recitals.
     1.57 “Valid Claim” shall mean any pending claim in a pending patent application or an issued claim of an unexpired patent that has not been held invalid or unenforceable by a court or other Governmental Authority of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, that has not been admitted to be invalid or unenforceable through reissue or disclaimer, and that has not expired, lapsed, or been withdrawn, cancelled or abandoned.
ARTICLE 2. GRANT OF LICENSE AND OPTION
     2.1 License. EMORY hereby grants ALIMERA and its Affiliates an exclusive right and license to make, have made, develop, use, import, export, offer for sale, sell, have sold and otherwise exploit Licensed Products and practice Licensed Technology and Licensed Patents in the Licensed Field of Use in the Licensed Territory during the term of this Agreement.
     2.2 Government Rights. The Licensed Patents, Licensed Technology or portions thereof are co-owned by EMORY and the VA (assigned to the U.S. Government as represented by the Department of Veterans Affairs) and were developed with financial or other assistance through grants or contracts funded by the United States government. ALIMERA acknowledges that in accordance with Public Law

CONFIDENTIAL TREATMENT REQUESTED
96-517, 35 U.S.C. §§ 200-212, 15 U.S.C. § 3710a and other statutes, regulations, and Executive Orders as now exist or may be amended or enacted, the United States government has certain rights in the Licensed Patents and Licensed Technology, including the rights granted pursuant to 37 C.F.R. § 501.6, 38 C.F.R. § 1.655 and the U.S. Government License attached hereto in APPENDIX C, and EMORY has certain obligations under the Licensed Patents and Licensed Technology to the United States government. As provided in this Agreement or following receipt of a reasonable request from EMORY, ALIMERA shall cooperate as reasonably necessary to assist EMORY in satisfying such obligations and shall take all actions necessary (as an exclusive licensee of intellectual property owned/funded by the United States government) under any federal law, statute, regulation or Executive Order applicable to the Licensed Patents or Licensed Technology. Pursuant to these laws, statutes, regulations and Executive Orders, the United States government may impose certain requirements or exercise its rights regarding such intellectual property, including but not limited to the requirement that products resulting from such intellectual property sold in the United States be substantially manufactured in the United States. If the United States government should take action which renders it impossible or impractical for EMORY to grant the rights and license, or which conditions or reduces the rights and licenses granted herein to ALIMERA under this Agreement, EMORY and ALIMERA may cause the terms of such rights and licenses to be equitably reformed upon the mutual agreement of the parties to reflect such conditioned or reduced rights and licenses (including without limitation with respect to the value and price of such rights and licenses) and if such equitable reformation is not possible, without limiting ALIMERA’s right to terminate this Agreement at any time pursuant to Article 12.6, the parties may terminate the Agreement upon their mutual consent. ALIMERA shall not have any right to the return of any payments of any kind made by it to EMORY prior to the date of such action; however, any payments made prior to the date of such action shall be considered in any reformation of this Agreement.
     2.3 Retained License. The license granted in Article 2.1 above is further conditional upon and subject to a right and license retained by EMORY and the VA on behalf of each of themselves and their research collaborators to make, use and transfer Licensed Products and practice Licensed Technology for non-commercial research, educational or internal uses only.
     2.4 Grant of Option. EMORY hereby grants ALIMERA an exclusive option to expand the exclusive license granted under Article 2.1 to include the Optioned Field of Use under terms and conditions materially similar to the terms and conditions of this Agreement, as modified by the terms and conditions contained in the Amendment Terms attached hereto as APPENDIX D (hereinafter the “Amendment Terms”). The initial term of the option shall be for a period of two (2) years from the Effective Date (hereinafter referred to as “Initial Option Period”). ALIMERA may extend the Initial Option Period for a total of four (4) one (1) year periods (each hereinafter referred to as an “Initial Option

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Period Extension,” and the Initial Option Period plus each and every Initial Option Period Extension are collectively hereinafter referred to as the “Option Period”) by paying EMORY an option maintenance fee within [*] prior to the applicable anniversary of the Effective Date for the four (4) additional one-year extension periods as follows:

Anniversary of Effective Date	Option Maintenance Fee
2nd	[*]
3rd	[*]
4th	[*]
5th	[*]
     2.5 Exercise of Option. Prior to the expiration of Option Period, ALIMERA may exercise the option by notifying EMORY in writing that it is exercising its option (“Notice of Exercise”) and concurrently providing a proposed development plan and proposed diligence milestones for the development and commercialization of Licensed Products in the Optioned Field of Use (“Option Proposal”). EMORY and ALIMERA shall negotiate in good faith and agree upon a development plan and diligence milestones with respect to such Option Proposal, which will be included, along with the Amendment Terms, in an amendment to this Agreement executed by both parties. If ALIMERA and EMORY have not executed the amendment contemplated by this Article 2.5 for such Option Proposal within [*] after the date of the corresponding Notice of Exercise is first presented to EMORY (or a longer period if mutually agreed upon by the parties), either party may discontinue negotiations with respect to such Option Proposal and amendment; provided, however, that so long as ALIMERA continues to pay the option maintenance fee to the extent required by Article 2.4 above, ALIMERA may submit additional Notices of Exercise (along with different Option Proposals) until the earlier of (i) the date on which ALIMERA and EMORY execute an amendment to this Agreement in connection with a Notice of Exercise and (ii) the end of the Option Period. If ALIMERA chooses to not exercise its option during the Option Period or if no amendment as contemplated by this Article 2.5 is executed by the parties within [*] after the end of the Option Period (or a longer period if mutually agreed upon by the parties), EMORY shall be free to license the Licensed Patents and the Licensed Technology within the Optioned Field of Use to third parties.
     2.6 Sublicenses. ALIMERA may grant sublicenses to sublicensees that are consistent with the terms and conditions of this Agreement, provided that [*]. Unless otherwise consented to in writing by EMORY (such consent not to be unreasonably withheld or delayed), [*]
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
[*]. ALIMERA shall include in any sublicense granted pursuant to this Agreement, (i) a provision requiring the sublicensee to indemnify EMORY and maintain liability coverage substantially to the same extent that ALIMERA is so required pursuant to Articles 10.2 and 10.4 of this Agreement and (ii) the right for EMORY or ALIMERA to audit the sublicensee to the same extent that ALIMERA is so required pursuant to Article 4.4 of this Agreement. Notwithstanding the foregoing, [*]. ALIMERA shall provide EMORY with complete copies of all sublicense agreements within [*] after their execution date, provided that ALIMERA shall have the right, prior to disclosing to EMORY, to redact such copies to remove the confidential business information of the sublicensee to the extent that such information does not relate to the Licensed Patents and/or Licensed Technology, including the business plans and research plans of the sublicensee related solely to technology other than the Licensed Patents and/or Licensed Technology. For the avoidance of doubt, ALIMERA may not remove the economic terms of such sublicense agreements to the extent that such information relates to the Licensed Patents and/or Licensed Technology. EMORY shall treat all copies of sublicense agreements and other sublicensee (or potential sublicensee) information received from ALIMERA as Information pursuant to Article 11 below. Upon termination of this Agreement for any reason, any sublicensee shall have the right to seek a license from EMORY to the Licensed Patents and the Licensed Technology, and EMORY agrees to negotiate such licenses in good faith under reasonable terms and conditions (e.g., under terms and conditions substantially similar to those herein). At the request of ALIMERA, EMORY agrees to [*]. ALIMERA shall ensure that any sublicense agreement it enters into with any sublicensee includes a provision that requires ALIMERA to terminate such sublicense in the event such sublicensee challenges, directly or indirectly, the validity, enforceability and/or scope of any claim within the Licensed Patents in a court or other governmental agency of competent jurisdiction.
     2.7 No Implied License. The license and rights granted in this Agreement shall not be construed to confer any rights upon ALIMERA by implication, estoppel, or otherwise as to any technology not identified in this Agreement as Licensed Patents or Licensed Technology.
     2.8 [*]. ALIMERA agrees that any Licensed Products used or sold in the United States will be manufactured [*].
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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     2.9 Option to Add Additional Inventions. If EMORY identifies an Additional Invention (as defined below), then, subject to any conflicting third party rights, EMORY agrees to promptly disclose such Additional Invention to ALIMERA in reasonable detail and such disclosure by EMORY will be treated as Information pursuant to Article 11. If ALIMERA decides within [*] after receipt of such disclosure that it would like to license such Additional Invention, then EMORY and ALIMERA shall negotiate the terms of such license in good faith for a period not to exceed [*] (unless otherwise agreed upon by the parties). For the purposes of this Agreement, an “Additional Invention” shall mean any invention in the Licensed Field of Use which (i) is an improvement to the Licensed Patents and (a) is dominated by the Licensed Patents and (b) is developed or invented by one or more Inventors and (ii) is not already included in Licensed Patents or Licensed Technology.
     2.10 Dominant Intellectual Property Right. To the extent that it is determined jointly by EMORY and ALIMERA that EMORY, individually or jointly with any other party, owns any right, title or interest in any Valid Claim that dominates or reads on a Valid Claim in the Licensed Patents (hereinafter a “Dominating Valid Claim”), EMORY agrees to grant and hereby does grant to ALIMERA the right and license (i) to make, have made, develop, use, import, export, offer for sale, sell, have sold and otherwise exploit any process, service or product, the manufacture, use, or sale of which is covered by any Dominating Valid Claim, and (ii) to practice such Dominating Valid Claim in the Licensed Field of Use in the Licensed Territory during the term of this Agreement. EMORY and ALIMERA shall each discuss such matter regarding a potential Dominating Valid Claim in good faith and shall each act reasonably in considering such matter. If the parties are unable to come to an agreement regarding such matter, then such dispute shall be settled by arbitration pursuant to Article 14.
     ARTICLE 3. CONSIDERATION FOR LICENSE
     3.1 License Fee. As partial consideration for the license granted to ALIMERA under this Agreement, ALIMERA shall, following (i) execution of this Agreement, (ii) receipt of required approvals from ALIMERA’s board of directors (the “Board”) and preferred stockholders, and (iii) EMORY’s execution of that certain Second Amended and Restated Stock Sale Agreement and that certain Second Amended and Restated Investor Rights Agreement (in the form provided to EMORY and together, the “Stockholder Agreements”), in each case as a “Common Holder” (as defined in the Stockholder Agreements), a stock purchase agreement and any other ancillary agreements as reasonably required by the Board, issue to EMORY that number of shares of ALIMERA’s common stock with a fair market value equal to One Hundred Fifty Thousand Dollars ($150,000) on the date of issuance. Fair market value shall be determined as set forth in Article 3.6. Should ALIMERA’s Board and/or the preferred
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
stockholders fail to approve the issuance of such common shares to EMORY within [*] after the Effective Date of this Agreement, ALIMERA will pay EMORY One Hundred Fifty Thousand Dollars ($150,000) as the license fee in lieu of the issuance of such common shares within [*] after the Effective Date. ALIMERA acknowledges that in accordance with EMORY’s Intellectual Property Policy, the Inventors are to receive a portion of the ALIMERA common stock received as consideration hereunder. Notwithstanding any transfer restrictions imposed on such shares of ALIMERA common stock, ALIMERA agrees to the transfer of a portion of the ALIMERA common stock to such Inventors; provided, that (a) such Inventors qualify as “accredited investors” within the meaning of Rule 501 of Regulation D of the Securities Act of 1933, as presently in effect and (b) such Inventors agree to become a party to and to be bound by the Stockholder Agreements as “Common Holders” and any other agreements respecting such transfer as reasonably required by the Board. Subject to this Article 3.1, ALIMERA shall issue directly to EMORY and to the Inventors the number of shares of ALIMERA common stock with a fair market value equal to One Hundred Fifty Thousand Dollars ($150,000) on the date of issuance as stated in APPENDIX E. ALIMERA shall issue such common stock within [*] after the Effective Date. The shares of ALIMERA common stock issued pursuant to this Agreement shall be subject to the same terms and conditions under the Stockholder Agreements as the shares of ALIMERA common stock held by the other “Common Holders” party thereto, and shall be subject to the same rights, preferences, privileges, restrictions and other matters relating to the shares of ALIMERA common stock under ALIMERA’s certificate of incorporation, as in effect from time to time, as all other shares of ALIMERA common stock. ALIMERA shall provide EMORY with [*].
     3.2 Running Royalties. As partial consideration for the license granted to ALIMERA under this Agreement, during the Royalty Term, ALIMERA shall pay EMORY a total royalty equal to the appropriate percentage set forth on APPENDIX F attached hereto times, as appropriate, either (i) the Net Selling Price of all Licensed Products Sold during the term of this Agreement by [*]. Royalties shall be due and payable on a [*]. For the sake of clarity, to the extent that ALIMERA pays EMORY, pursuant to Article 3.6, a percentage of minimum royalty payments paid by sublicensees to ALIMERA, ALIMERA shall owe EMORY no royalty payments under this Article 3.2 with respect to such minimum royalty payments. Notwithstanding anything to the contrary herein, only one royalty payment shall be due with respect to the same unit of Licensed Product regardless of, for example, whether such Licensed Product is covered by [*]
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[*].
     3.3 Reduction of Running Royalties-Compulsory Licenses. Should a compulsory license be granted to a third party with respect to Licensed Products in the Licensed Field of Use in any country in the Licensed Territory with a royalty rate lower than the royalty rate provided by Article 3.2, then the royalty rate to be paid by ALIMERA on Sales of Licensed Product in that country under Article 3.2 shall be [*]. ALIMERA shall provide EMORY with prompt written notice of any governmental or judicial procedures initiated in any country to impose a compulsory license of which it is aware. If permitted by law, ALIMERA shall use commercially reasonable efforts to oppose such compulsory license. At ALIMERA’s request, EMORY will cooperate reasonably with ALIMERA in any legal action which ALIMERA may wish to take to oppose such compulsory license, which action shall be at ALIMERA’s sole expense.
     3.4 Reduction of Royalties-Third Party Royalties. In the event it becomes necessary for ALIMERA, in the reasonable opinion of its counsel, to obtain a license from a third party in order to make, have made, develop, import, export, use, sell, offer for sale, have sold or otherwise exploit any Licensed Product, ALIMERA may, on a Licensed Product-by-Licensed Product and country-by-country basis, offset against the royalties due and payable by ALIMERA to EMORY under Article 3.2 in any calendar quarter (or portion thereof) by [*] of the amount of the royalties paid by ALIMERA to third parties in such country during the same calendar quarter (or portion thereof); provided however, in no event shall the royalties otherwise due and payable under Article 3.2 with respect to any Licensed Product be reduced by more than [*] of the amount that would otherwise be due to EMORY but for this Article 3.4.
     3.5 Minimum Royalties. In the event that, following the first Final Regulatory Approval of a Licensed Product for Sale in the Licensed Field of Use in a Major Market Country (wherein “Major Market Country” means the United States, Japan, China, India or any European country), the aggregate royalties paid to EMORY during any Calendar Year pursuant to Article 3.2 hereof do not equal or exceed the minimum royalty for such Calendar Year in accordance with the schedule set forth in APPENDIX G, ALIMERA shall pay to EMORY no later than [*] following the last day of such Calendar Year a dollar amount equal to the difference between such minimum royalty amount and the actual accrued and paid royalties. Upon termination of this Agreement pursuant to Article 12.6 in Japan, China or India, the minimum royalty shall increase in the Calendar Year in which the date of termination occurred, and in each subsequent Calendar Year thereafter, by two hundred fifty thousand dollars ($250,000) for each such country in which termination has occurred.
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     For the purpose of clarity and by way of an example, if ALIMERA has terminated its rights hereunder in Japan and China during the second (2nd) Calendar Year following first Final Regulatory Approval, the minimum royalty for the second and each subsequent Calendar Year would be as follows:

Calendar Year after first Final Regulatory Approval
of a Licensed Product Approved Within the
Licensed Field of Use in a Major Market Country	Minimum Royalty

Year 1 (1st full Calendar Year following first Final Regulatory Approval)	Not Applicable

Year 2	[*]

Year 3	[*]

Year 4 and subsequent years	[*]
     3.6 Non-Royalty Payments From Sublicensees. Within [*] after receipt by ALIMERA, ALIMERA shall pay EMORY the appropriate percentage set forth on APPENDIX H attached hereto times any fees or payments paid to ALIMERA by a sublicensee [*], to the extent any such payment is directly attributable to the sublicense of the Licensed Patents and Licensed Technology. Such payments shall not include [*]. For purposes of this Agreement, [*]. The per share fair market value of ALIMERA’s equity shall be (i) if publicly traded and listed on a national exchange, the per share fair market value as listed on such exchange, (ii) if not publicly traded, the per share amount paid by an investor to ALIMERA in the most recent round of financing within the [*] period immediately preceding an equity purchase by a sublicensee, or (iii), if not publicly traded and no round of financing occurred in the immediately preceding [*] period, the per share fair market value of ALIMERA’s equity shall be agreed upon by the parties in good faith. In the event that ALIMERA and EMORY cannot agree on a per share price within [*], said price shall be determined by the appraiser
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last used by ALIMERA. In the event ALIMERA owes EMORY [*], ALIMERA shall have the option of remitting payment to EMORY in the form of equity in ALIMERA in accordance with APPENDIX E, with the per share market value of such equity determined as set forth above.
     Notwithstanding anything to the contrary herein, in no event shall the portion of any non-royalty cash payment that ALIMERA pays to EMORY for achievement of a certain milestone specified in Article 3.7 below by a sublicensee (hereinafter referred to as “Sublicensee Milestone Payment”) be less than the amount of such milestone payment specified in Article 3.7. If the Sublicensee Milestone Payment is less than the amount of such milestone payment, then ALIMERA shall also pay EMORY the difference between the applicable milestone payment and the Sublicensee Milestone Payment. Any payments made by ALIMERA to EMORY for receipt of non-royalty cash payments from a sublicensee for achievement of the milestones under a sublicense agreement shall be creditable towards the milestone payments in Article 3.7 that have not yet been paid by ALIMERA. For the purpose of clarity, if one or more phases of a clinical trial does not occur, but a later phase of a clinical trial is begun, then for the purposes of this Article 3.6, the one or more phases of a clinical trial that does not occur will have been deemed to have ended.
     3.7 Milestone Payments. ALIMERA shall pay EMORY milestone payments in the amount specified in APPENDIX I attached hereto no later than [*] after the first occurrence of the corresponding event designated in APPENDIX I attached hereto. For the purpose of clarity, if one or more milestone(s) (a) though (c) (as listed in APPENDIX I) is not achieved, but a later milestone (b) — (d) is achieved, then ALIMERA shall pay EMORY the milestone payment not only for the later milestone achieved, but also for the one or more earlier milestone(s) that were not achieved, provided that ALIMERA has not yet made the milestone payment(s) associated with such earlier milestone(s). Each milestone payment shall be payable only the first time such milestone is achieved, regardless of the number of Licensed Products, the number of indications for a Licensed Product or the number of IND submissions, clinical trials initiated or regulatory approvals for a Licensed Product.
     3.8 License Maintenance Fees. In the event no milestone payment has been paid to EMORY prior to the anniversary of the Effective Date as set forth on APPENDIX J attached hereto, ALIMERA shall pay to EMORY, within [*] from the pertinent anniversary date, the maintenance fee set forth opposite such anniversary in APPENDIX J attached hereto. No maintenance fee pursuant to this Article 3.8 shall be payable by ALIMERA in the event it or its Affiliates or sublicensees have achieved at least one milestone and EMORY has been paid the corresponding milestone payment.
     3.9 Reimbursement for Patent Expenses. ALIMERA shall reimburse EMORY for all reasonable external out-of-pocket fees, costs, and expenses incurred by EMORY after the Effective Date during the
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CONFIDENTIAL TREATMENT REQUESTED
term of this Agreement in filing, prosecuting, and maintaining the Licensed Patents in the Licensed Territory; provided, however, that if the Option Period expires, ALIMERA has not exercised the option, and thereafter EMORY grants one or more commercial licenses to the Licensed Patents, the reimbursement to EMORY of such fees, costs and expenses for work performed subsequent to any such grant(s) shall be equally divided among ALIMERA and the other licensee(s). Notwithstanding the foregoing, ALIMERA shall not be obligated to reimburse EMORY for any such fees, costs, and expenses if ALIMERA notifies EMORY of such desire to not pay expenses for such fees, costs and expenses in accordance with Article 7.2 or 7.3. ALIMERA shall deliver reimbursements to EMORY within [*] after EMORY, from time to time, notifies ALIMERA in writing of the amount of such fees, costs, and expenses which have been paid or incurred by EMORY and provide copies of invoices with backup support.
     3.10 Tax Payments. Each party shall comply with applicable laws and regulations regarding filing and reporting for income tax purposes. Neither party shall treat their relationship under this Agreement as a pass through entity or partnership for tax purposes. All payments made under the Agreement shall be free and clear of any and all taxes, duties, levies, fees or other charges, except for withholding taxes, value-added taxes or similar taxes. Each party shall be entitled to deduct from its payments to the other party under this Agreement the amount of any withholding taxes required to be withheld under any applicable law or regulation, and all withheld amounts shall be paid to the appropriate governmental authority on behalf of the other party (and not refunded or reimbursed). Each party shall deliver to the other party, upon reasonable request, proof of payment of all such withholding taxes. Each party shall provide reasonable assistance to the other party in seeking any benefits available to such party with respect to government tax withholdings by any relevant law, regulation or double tax treaty. Notwithstanding the foregoing, in the event that ALIMERA withholds any value-added-tax or similar tax imposed by a country other than the United States on Sales of a Licensed Product, and ALIMERA determines such tax to be recoverable by ALIMERA through a foreign tax credit, ALIMERA will pay the amount that EMORY would have otherwise received but for the withholding in the period during which such tax credit is actually recovered by ALIMERA, but only to the extent any such tax credit actually reduces ALIMERA’s taxes due.
ARTICLE 4. REPORTS AND ACCOUNTING
     4.1 Progress Reports. Within [*] after each June 30 and December 31 for the first [*] after the Effective Date, ALIMERA shall provide EMORY with a written semi-annual progress report detailing the activities of ALIMERA relevant to ALIMERA’s Development
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Plan and the development and commercialization of Licensed Products. ALIMERA will thereafter provide such progress reports on an annual basis within [*] after December 31.
     4.2 Royalty Reports. During the Royalty Term, ALIMERA shall furnish, or cause to be furnished to EMORY, written reports governing each of ALIMERA and ALIMERA’s Affiliates calendar quarters showing:
          (i) [*] and the number of units of all Licensed Products (identified by product number/name) Sold by the Sellers and sold by the sublicensees, in each country of the Licensed Territory during the reporting period, together with the calculations of Net Selling Price in accordance with Article 1.41 (for Licensed Products Sold by Sellers) and the royalties received by ALIMERA from sublicensees for such sales of Licensed Products by such sublicensees; and
          (ii) the royalties pursuant to Article 3.2 payable in Dollars, which shall have accrued hereunder in respect to such Sales (or sales by sublicensees) together with the calculation of how such royalties were determined; and
          (iii) the exchange rates, if any, in determining the amount of Dollars; and
          (iv) a summary of all reports provided to ALIMERA by ALIMERA’s sublicensees, including the names and addresses of all sublicensees; and
          (v) the amount of any consideration received by ALIMERA from sublicensees and an explanation of the contractual obligation satisfied by such consideration; and
          (vi) the occurrence of any event triggering a Milestone Payment obligation or any other payment in accordance with Article 3.
     Reports shall be made semiannually until the first Sale of a Licensed Product and quarterly thereafter. Semiannual reports shall be due within [*] after the close of every second and fourth calendar quarter. Quarterly reports shall be due within [*] after the close of every calendar quarter. ALIMERA shall use commercially reasonable efforts to keep accurate records in sufficient detail to enable royalties and other payments payable hereunder to be determined. [*].
     4.3 Records. During the term of this Agreement and for a period of [*] thereafter, ALIMERA shall keep at its principal place of business (and shall ensure that its sublicensees keep at their principal places of business) true and accurate records of all Sales and sales by sublicensees in accordance with GAAP in the respective country where such Sales or sales occur and in such form and manner so that all royalties owed to EMORY may be readily and accurately determined.
     4.4 Right to Audit. EMORY shall have the right, upon at least [*] prior written notice to ALIMERA, not more than [*] in each ALIMERA fiscal year during the term of this Agreement and
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CONFIDENTIAL TREATMENT REQUESTED
the calendar year immediately following termination of the Agreement, through an independent certified public accountant selected by EMORY and reasonably acceptable to ALIMERA (“Auditor”), to have access during normal business hours of ALIMERA to examine the records of ALIMERA to include, but not be limited to, sales invoice registers, sales analysis reports, original invoices, inventory records, price lists, sublicense and distributor agreements, accounting general ledgers, and sales tax returns, as may be reasonably necessary in order to verify the accuracy of the reports required under Article 4.2 herein and the calculation of any payment due under this Agreement. ALIMERA shall include in any sublicenses granted pursuant to this Agreement, a provision requiring the sublicensee to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by an Auditor. The Auditor’s report shall be disclosed to both parties. ALIMERA or its sublicensee may require the Auditor to execute a reasonable nondisclosure agreement prior to conducting any audits contemplated under this Article 4.4. If the Auditor’s report shows any underpayment of royalties or other payments by ALIMERA, its Affiliates or sublicensees, within [*] after ALIMERA’s receipt of such report, ALIMERA shall remit or shall cause its sublicensees to remit to EMORY:
          (i) the amount of such underpayment; and
          (ii) if such underpayment exceeds [*] percent of the total royalties owed for the fiscal year then being reviewed, the reasonably necessary fees and expenses of such Auditor. Otherwise, the Auditor’s fees and expenses shall be borne by EMORY.
ARTICLE 5. PAYMENTS
     5.1 Payment Due Dates. Unless otherwise specified in this Agreement, royalties and sublicense fees payable to EMORY as a result of activities occurring during the period covered by each royalty report provided for under Article 4 of this Agreement shall be due and payable on the date such royalty report is due. Payments of royalties in whole or in part may be made in advance of such due date. All other payments required under this Agreement, if not specified otherwise in this Agreement, shall be payable within [*] after the due date for each payment. All payments due to EMORY under this Agreement shall be made in person or via the United States mail or private carrier to the following address:
Emory University
Attn: Director, Office of Technology Transfer
1599 Clifton Road NE, 4th Floor
Mailstop 1599/001/1AZ
Atlanta, Georgia 30322
Facsimile: (404) 727-1271
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CONFIDENTIAL TREATMENT REQUESTED
     Any payment in excess of one hundred thousand ($100,000.00) dollars or originating outside of the United States shall be made by wire transfer to an account of EMORY designated by EMORY in writing from time to time and royalty reports shall be sent by facsimile or express courier to the Director, Office of Technology Transfer on the same date.
     5.2 Currency Conversion. Except as hereinafter provided in this Article 5.2, all royalties shall be paid in Dollars. If any Licensed Products are Sold for consideration other than Dollars, the Net Selling Price of such Licensed Products shall first be determined in the foreign currency of the country in which such Licensed Products are Sold and then converted to Dollars using a [*] trailing average rate published by the Wall Street Journal (U.S. editions) for conversion of the foreign currency into Dollars on the last day of the quarter for which such payment is due.
     5.3 Interest. Royalties and other payments required to be paid by ALIMERA pursuant to this Agreement shall, if overdue, bear interest until payment at a per annum rate of [*] above the average of the prime rate as published in the Wall Street Journal during the [*] immediately preceding the due date of such overdue payment. The payment of such interest shall not foreclose EMORY from exercising any other rights it may have because any payment is overdue.
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
ARTICLE 6. DILIGENCE AND COMMERCIALIZATION
     6.1 Diligence and Commercialization. ALIMERA shall use [*], either directly or through Affiliates or sublicensees, throughout the term of this Agreement to comply with ALIMERA’s Development Plan, as may be modified by the mutual agreement of EMORY and ALIMERA from time to time, and to bring Licensed Products to market for the Licensed Field of Use. [*]. The obligations set forth in this Article 6.1 are expressly conditioned upon the absence of any serious adverse conditions or event relating directly to the safety or efficacy of the Licensed Product including the absence of any action by the FDA or any other similar Governmental Authority or any independent data safety monitoring board limiting the development or commercialization of Licensed Product. ALIMERA shall include substantially similar diligence and commercialization terms in any sublicense agreement.
     6.2 Development Milestones. ALIMERA shall adhere to the schedule of development milestones and dates set forth in APPENDIX K (each, a “Development Milestone Deadline”). If ALIMERA misses or reasonably believes it is likely to miss any Development Milestone Deadline due to any circumstance beyond its reasonable control, then the parties shall negotiate in good faith a revised Development Milestone Deadline. Any Development Milestone Deadline set forth in APPENDIX K shall be extended for [*] period of [*] (or longer if mutually agreed upon by the parties) if ALIMERA pays EMORY a development milestone extension fee of [*] at least [*] prior to such Development Milestone Deadline, and in each such event, each subsequent milestone deadline shall be extended by [*] (or longer if mutually agreed upon by the parties). If ALIMERA fails to meet any Development Milestone Deadline set forth in APPENDIX K (as may have been extended as provided in this Article 6.2 by payment of the development milestone extension fee), EMORY may, upon at least [*] prior written notice, terminate or partially terminate this Agreement and grant third parties identical or lesser rights in the Licensed Patents and Licensed Technology as granted to ALIMERA hereunder, unless within such [*] period, ALIMERA meets such Development Milestone Deadline. Notwithstanding the foregoing, EMORY shall not unreasonably withhold its consent and shall not require a payment in connection with its consent to an extension to a Development Milestone Deadline if the reason for missing or likely missing such
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CONFIDENTIAL TREATMENT REQUESTED
Development Milestone Deadline is caused by any action or delay in action by the FDA or similar Governmental Authority as documented in writing to EMORY by ALIMERA prior to the relevant Development Milestone Deadline (as extended, if applicable).
     6.3 Sublicensee Performance. EMORY agrees that a sublicensee’s performance of its diligence obligations regarding a Licensed Product as set forth in the sublicense agreement shall be deemed to be performance by ALIMERA towards fulfillment of its diligence obligations for such Licensed Product under this License Agreement, including, but not limited to, those set forth in this Article 6.
ARTICLE 7. PATENT PROSECUTION AND IMPROVEMENTS
     7.1 Prosecution and Maintenance. [*] shall select an outside counsel (“Outside Patent Counsel”), who is reasonably qualified, to be responsible for the Prosecution and Maintenance of the Licensed Patents. For the purposes of this Agreement, “Prosecution and Maintenance” or “Prosecute and Maintain”, with respect to a particular patent application or patent, means the preparation, filing, prosecution and maintenance of such patent or patent application, as well as re-examinations, reissues, applications for patent term extensions and the like with respect to such patent or patent application, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to such patent or patent application.
     7.2 Licensed Patents. The Prosecution and Maintenance of the Licensed Patents shall be the primary responsibility of [*], and [*] shall use diligent efforts in its Prosecution and Maintenance of the Licensed Patents. [*] shall instruct Outside Patent Counsel to (and shall be diligent in ensuring that Outside Patent Counsel does) promptly provide [*] with copies of all filings and correspondence pertaining to such Prosecution and Maintenance activities so as to give [*] reasonable opportunities to comment and advise [*] and Outside Patent Counsel and cooperate with [*] in such Prosecution and Maintenance. Each party shall advise and consult with the other party promptly after receiving any action or development in the Prosecution and Maintenance of any patent application or patent being Prosecuted and Maintained (including issues regarding the scope of, the issuance of, the rejection of, an interference involving, or an opposition to any such patent application or resulting patent). [*]. In no event shall [*] agree to consider the comments of or incorporate the comments of another licensee in connection with the Prosecution and Maintenance of the Licensed Patents in a manner that would (i) prevent [*] from [*] in the Prosecution and Maintenance of the Licensed Patents or (ii) otherwise have the effect of placing [*] at a disadvantage in
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CONFIDENTIAL TREATMENT REQUESTED
[*]. [*] may [*] in connection with the Prosecution and Maintenance of the Licensed Patents, provided that [*], acting reasonably and in good faith, also [*] in connection with the Prosecution and Maintenance of the Licensed Patents. In the event [*] desires to transfer the Prosecution or Maintenance of any of the Licensed Patents to new patent counsel, [*] written consent shall be obtained prior to the commencement of such transfer, which consent shall not be unreasonably withheld. [*] shall notify [*] in writing of the countries in which [*] wishes additional patent applications to be filed, including but not limited to divisionals, continuations, national phase filings and registrations in countries from regional filings. [*] shall file such additional patent applications and reimbursement of related patent filing expenses shall be made by [*] pursuant to Article 3.9. [*] may, at its own expense, file patent applications in those countries in which [*] elects not to file such applications and such applications shall not be subject to any license granted to [*] hereunder. If [*] should fail to timely make reimbursement for undisputed patent expenses as required in Article 3.9 of this Agreement, [*], in addition to its other remedies under the Agreement, shall have no further obligation to Prosecute and Maintain such Licensed Patents for which [*] failed to make timely reimbursement, provided that such failure to make timely reimbursement is not cured by [*] within [*] after written notice thereof by [*] to [*]. [*], upon [*] advance written notice to [*], may advise [*] that it no longer wishes to pay expenses for filing, prosecuting or maintaining one or more Licensed Patents in one or more jurisdictions in the Licensed Territory. [*] may, at its option, elect to pay such expenses or permit such Licensed Patents to become abandoned or lapsed in such jurisdiction(s). If [*] elects to pay such expenses, such patents/patent applications shall not be subject to any license granted to [*] hereunder. If [*] declines to Prosecute and Maintain any Licensed Patent in any country for which [*] is making timely reimbursement for undisputed patent expenses or for which [*] has requested [*] to file a patent application, [*] shall give timely (in light of any applicable filing deadlines) notice to [*] of any such determination so as to give [*] reasonable opportunities to undertake such action. In such event, [*] shall have the right (but shall not be obligated) to undertake such action in respect of any such Licensed Patents, at [*] sole expense.
     7.3 Extension of Licensed Patents. Following the filing of each new drug application (NDA), or comparable application in jurisdictions other than the United States, by [*] in connection with a Licensed Product in a particular country, EMORY and ALIMERA shall in good faith consult with each other regarding the extension of the normal term of the Licensed Patents if such Licensed Product is
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
granted regulatory approval in such country. [*] may request that [*] have the normal term of any Licensed Patents extended or restored under a country’s procedure of extending patent term for time lost in government regulatory approval processes, and the expense of the same shall be borne in accordance with the terms of Article 3.9. [*] shall use diligent efforts to extend the term of the Licensed Patents as requested by [*]. [*] shall assist [*] to take whatever action is necessary to obtain such extension. In the case of such extension, royalties pursuant to Article 3 hereof shall be payable [*]. In the event that [*] does not elect to extend Licensed Patents with respect to a particular country following consultation by the parties per the first sentence of this Article 7.3, [*] may, at its own expense or at the expense of one or more commercial licensees, affect the extension of such Licensed Patents with respect to the applicable country. If [*] or such commercial licensees elect to pay such expenses and affect the extension of such Licensed Patents with respect to the applicable country, such extended Licensed Patents shall [*].
     7.4 Copying VA on Patent Correspondence. [*] acknowledges [*] obligation under the terms of the IIA to provide VA with copies of all filings and correspondence pertaining to the Prosecution and Maintenance activities.
ARTICLE 8. INFRINGEMENT
     8.1 ALIMERA shall promptly notify EMORY, and EMORY shall promptly notify ALIMERA, of any suspected infringement of any Licensed Patents in the Licensed Field of Use. During the term of this Agreement, EMORY and ALIMERA shall have the right to institute an action for infringement of the Licensed Patents against a third party in accordance with the following:
     [*] shall have the first right, but not the obligation, to enforce any Licensed Patents in the Licensed Field of Use against such infringement, including without limitation by initiation of proceedings, settlement or compromise, and shall bear the entire cost of such action, including defending any counterclaims brought against [*] and paying any judgments rendered against [*]. To the extent [*] takes any such action, [*] shall control such action, and [*] may, upon prior written notice to [*], enter into settlements, stipulated judgments or other arrangements with respect to such infringement; provided that if such proposed settlement, stipulated judgment or other arrangement adversely affects [*] interests and/or adversely affects a field of use other than the Licensed Field of Use, [*] shall not enter into such settlement, stipulated judgment or other arrangement without [*] prior written consent, such consent not to be unreasonably withheld or delayed. The parties acknowledge that it may be reasonable for [*] to [*]
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CONFIDENTIAL TREATMENT REQUESTED
[*]. [*] shall cooperate with [*] in such effort, at [*] reasonable expense, including being joined as a party to such action, if necessary. Any recovery or settlement received as the result of such action (whether for punitive or exemplary damages, or any other recovery or settlement received, including compensatory damages or damages based on a loss of revenues (hereinafter referred to as “Recovery”)), shall first be used to reimburse the documented out-of-pocket costs and expenses incurred by ALIMERA and EMORY in pursuing such action, and to the extent any portion of the balance of the Recovery represents [*] damages directly related to the Licensed Field of Use, for example, [*], such portion shall be deemed to be [*], and ALIMERA shall pay to EMORY an amount representing [*]. Any remaining amounts of such Recovery that represents, for example, [*] damages (such as [*] or [*] damages) shall be paid [*] to ALIMERA and [*] EMORY.
     If [*] shall fail, within [*] after receiving notice from [*] of a potential infringement in the Licensed Field of Use, or providing [*] with notice of such infringement, to either (i) terminate such infringement or (ii) institute an action to prevent continuation thereof and thereafter to prosecute such action diligently or (iii) obtain [*] consent not to institute an action to prevent continuation thereof, or if [*] notifies [*] that it does not plan to terminate the infringement or institute such action, then [*] shall have the right to do so at its own expense. [*] shall cooperate with [*] in such effort, at [*] reasonable expense, including being joined as a party to such action if necessary. [*].
     8.2 Should either EMORY or ALIMERA commence a suit under the provisions of this Article 8 and thereafter elect to abandon such suit, the abandoning party shall give timely notice to the other party who may, if it so desires, continue prosecution of such suit, provided that the sharing of expenses and any recovery in such suit shall be as agreed upon between EMORY and ALIMERA.
     8.3 Third Party Claims. In the event that any action, suit or proceeding is brought against, or written notice or threat thereof, is provided to [*] by a third party alleging infringement of any patent or unauthorized use or misappropriation of technology arising out of [*] practice of Licensed Technology or Licensed Patents in the Licensed Field of Use or manufacturing, development, use, import, export, sale or other exploitation of Licensed Products, [*] shall have the right to
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CONFIDENTIAL TREATMENT REQUESTED
defend and control the defense of such action, suit or proceeding as well as to initiate and control any counterclaim or other similar action. [*] shall fully cooperate with [*] (at [*] reasonable expense) in defense of such action, suit or proceeding, counterclaim or other similar action, including being joined as a party, if necessary. [*] shall have the right to settle or compromise such action, suit or proceeding, provided that if such settlement or compromise adversely affects [*] shall not settle or compromise without [*] prior written consent, such consent not to be unreasonably withheld or delayed. [*].
ARTICLE 9. LIMITED WARRANTY AND EXCLUSION OF WARRANTIES
     9.1 Limited Warranty. EMORY hereby represents and warrants that, as of the Effective Date;
          (i) it has the right, power and authority to enter into this Agreement on behalf of both the VA and EMORY and to grant the exclusive option, rights and licenses set forth in this Agreement; and
          (ii) except for the rights retained by and/or granted to the United States Government as set forth in Article 2.2 above and the retained license as set forth in Article 2.3, there are no outstanding options, licenses or agreements relating to Licensed Technology or Licensed Patents with respect to the Licensed Field of Use or Optioned Field of Use other than as set forth in the IIA and those granted to ALIMERA herein; and
          (iii) the IIA is a valid and binding obligation of the parties thereto, enforceable against the parties in accordance with its terms; and
          (iv) EMORY has provided ALIMERA with a true and complete copy of the IIA; and
          (v) EMORY is not in default under the terms of the IIA, nor is EMORY aware of the occurrence of any event or circumstance that could reasonably be expected to constitute any event of default thereunder; and
          (vi) none of the non-provisional patent applications listed in Appendix B, Licensed Patents, has lapsed, expired or been cancelled, abandoned, opposed or the subject of a reexamination request; and
          (vii) to the best of EMORY’s Office of Technology Transfer’s knowledge, after good faith and reasonably thorough consultation with the Inventor, there are no threatened or pending actions, lawsuits, claims or arbitration or administrative proceedings in any way relating to the Licensed Patents or
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
Licensed Technology; and
          (viii) EMORY’s Office of Technology Transfer has communicated to ALIMERA any and all bases on which an action, lawsuit or claim may be made, challenging the inventorship or ownership, scope, validity or enforceability of any of the Licensed Patents or Licensed Technology of which it is aware, to the best of its knowledge, following good faith and reasonably thorough consultation with the Inventor; and
          (ix) to the best of EMORY’s Office of Technology Transfer’s knowledge, EMORY’s right, title and interest in the Licensed Patents and the Licensed Technology are free and clear of any lien, encumbrance or security interest; and
          (x) to the best of EMORY’s Office of Technology Transfer’s knowledge, EMORY does not, individually or jointly with any other party, own any right, title or interest in any invention, technology or intellectual property right that dominates or reads on the subject matter of the claims set forth in the Licensed Patents.
     In addition, EMORY hereby represents and warrants that (i) except for the rights retained by and/or granted to the United States Government as set forth in Article 2.2 above and the retained license as set forth in Article 2.3, there will be no outstanding options, licenses or agreements relating to Licensed Technology or Licensed Patents with respect to the Licensed Field of Use (during the term of this Agreement) or Optioned Field of Use (during the Option Period or, if applicable, the term of the amendment to this Agreement to account for the rights and licenses in the Optioned Field of Use) other than as set forth in the IIA and those granted to ALIMERA herein and (ii) EMORY will provide to ALIMERA true and complete copies of any and all amendments, side letters and other documents that amend, modify and/or change the terms of the IIA, and EMORY will not enter into any amendment, side letter or other document that amends, modifies and/or changes the terms of the IIA in a manner that adversely affects the rights of ALIMERA hereunder without the prior written consent of ALIMERA.
     EMORY DOES NOT WARRANT [*] AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO [*].
      9.2 Alimera. ALIMERA represents and warrants that:
          (i) it possesses the reasonably necessary expertise and skill in the technical areas pertaining to the Licensed Patents, Licensed Products and Licensed Technology to make its own evaluation of the capabilities, safety, utility and commercial application of the Licensed Patents, Licensed Products and Licensed Technology; and
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
          (ii) ALIMERA has the right, power and authority to enter into this Agreement and has obtained all approvals, permits, and consents necessary to enter into this Agreement and [*]; and
          (iii) the execution, delivery and to ALIMERA’s knowledge, [*] does not violate any applicable law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
     9.3 Merchantability and Exclusion of Warranties. OTHER THAN THE WARRANTIES IN THIS ARTICLE 9, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED PATENTS, LICENSED TECHNOLOGY, LICENSED PRODUCTS OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE [*].
ARTICLE 10. DAMAGES, INDEMNIFICATION AND INSURANCE
     10.1 No Liability. EMORY shall not be liable to ALIMERA or ALIMERA’s Affiliates, or customers and/or sublicensees of ALIMERA or ALIMERA’s Affiliates for [*]. For the avoidance of doubt, this Article 10.1 shall not be construed to limit EMORY’s liability with respect to its breach of any covenant, representation or warranty under this Agreement.
     10.2 Indemnification. ALIMERA shall defend, indemnify, and hold harmless the Indemnitees, from and against any and all claims, demands, loss, liability, expense, or damage (including investigative costs, court costs and reasonable attorneys’ fees) payable to third parties (“Losses”) Indemnitees may suffer, pay, or incur as a result of claims, suits, demands, judgments or actions by third parties (“Claims”) against any of the Indemnitees arising or alleged to arise by reason of, or in connection with, [*]
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
[*]. An Indemnitee shall promptly, but in no event more than [*] after receiving any Claim, notify ALIMERA in writing of any such Claim and provide reasonable assistance to ALIMERA in the defense of such Claim. ALIMERA shall have the right to control such defense to the extent it relates to its obligations under this Article 10, but shall not settle or compromise any such Claim in a manner that does not include the complete release of EMORY from liability and does not harm Emory in any other material way without the prior written consent of EMORY, such consent not to be unreasonably withheld or delayed. ALIMERA agrees, at its own expense, to provide attorneys [*] to defend against any Claim with respect to which ALIMERA has agreed to provide indemnification hereunder. ALIMERA’s obligations under this Article shall survive the expiration or termination of this Agreement for any reason. The obligations set forth in this Article 10.2 shall not apply to any Losses to the extent that such Losses results from EMORY’s breach of any of its representations and warranties contained in this Agreement or the gross negligence or willful misconduct of EMORY or any of the other Indemnitees.
     10.3 Limitation on Damages. Notwithstanding anything in this Agreement to the contrary, in no event shall either party be liable to the other for any [*] whether based upon breach of warranty, breach of contract, negligence, strict tort or any other legal theory, even if such party has been advised of the same, except in connection with [*].
     10.4 Insurance. Without limiting ALIMERA’s indemnity obligations under the preceding paragraph, ALIMERA shall, prior to any human clinical trial or Sale of any Licensed Product, cause to be in force and maintain, an “occurrence based type” liability insurance policy or, if ALIMERA is unable to obtain “occurrence based type” liability insurance, a “claims made type” (with at least [*] tail coverage) liability insurance policy which includes the following:
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
          (i) contains coverage for (i) product liability, (ii) broad form contractual liability for ALIMERA’s indemnification obligations under Article 10.2 of this Agreement and (iii) tort liability, in each case, assumed under an insured contract; and
          (ii) names EMORY as an additional insured for all Claims set forth in Article 10.2 of this Agreement, except for Claims to the extent that they result from EMORY’s breach of any of its representations and warranties contained in this Agreement or its gross negligence or willful misconduct; and
          (iii) requires the insurance carrier to provide EMORY with no less than [*] written notice of any materially adverse change in the terms or coverage of the policy or its cancellation; and
          (iv) provides product liability coverage in an amount no less than [*], subject to a reasonable aggregate amount.
     10.5 Notification. ALIMERA shall notify EMORY prior to its first human clinical trial or commercial Sale of any Licensed Product, of all insurance coverage available to ALIMERA to meet ALIMERA’s obligations under Articles 10.2 and 10.4 of this Agreement.
     10.6 Insurance Term. ALIMERA shall maintain the insurance required to be maintained under Article 10.4 for (i) the period that any Licensed Product is in any clinical trial or is being commercially distributed or Sold by a Seller and (ii) a period of [*] thereafter.
     10.7 Notice of Claims. ALIMERA shall promptly notify EMORY of all Claims that names the Indemnitees for which ALIMERA becomes aware.
ARTICLE 11. CONFIDENTIALITY
     11.1 Treatment of Confidential Information. Except as otherwise provided hereunder, during the term of this Agreement and for a period of [*] thereafter:
          (i) ALIMERA and its Affiliates and sublicensees shall retain in confidence and use only for purposes of this Agreement, any written information and data supplied by EMORY to ALIMERA under this Agreement that is marked as confidential or proprietary;
          (ii) EMORY shall retain in confidence and use only for purposes of this Agreement any information and data supplied by ALIMERA, its employees or independent contractors under this Agreement [*]. The terms of sublicenses (other than the granting clause(s) directly related to the Licensed Patents, the existence of such sublicense, the identity of the sublicensee and a brief
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
and general description of the technology sublicensed that is directly related to the Licensed Patents), Option Proposals, Article 4.1 progress reports, Article 4.2 royalty reports, ALIMERA’s Development Plans, and records belonging to ALIMERA or its sublicensees disclosed to EMORY pursuant to an audit (but not the existence of such audit or the general description of the audit results only to the extent that such information is required to be included in an EMORY financial report and has been approved for disclosure in such a manner in writing by ALIMERA, such approval not to be unreasonably withheld or delayed) and Summary Development Information (as defined below) shall be subject to the foregoing obligation. [*].
     For purposes of this Agreement, all information and data, including without limitation any copies, extracts and derivatives thereof, which a party is obligated to retain in confidence shall be called “Information.”
     11.2 Right to Disclose. To the extent that it is reasonably necessary to fulfill its obligations or exercise its rights under this Agreement, or any rights which survive termination or expiration hereof, each party may disclose Information to its Affiliates, sublicensees, consultants, legal and/or financial advisors, outside contractors, governmental regulatory authorities and clinical investigators on condition that such entities or persons agree:
          (i) to be bound by confidentiality obligations materially similar to those herein; and
          (ii) to use the Information only for such purposes as such parties are authorized to use the Information.
     Each party or its Affiliates or sublicensees may disclose Information to the government or other regulatory authorities to the extent that such disclosure is necessary for the prosecution and enforcement of Licensed Patents, or to comply with reporting obligations under Article 2.2 herein, or to obtain authorizations to conduct clinical trials for or commercially market Licensed Products, provided that such party is otherwise entitled to engage in such activities under this Agreement.
     11.3 Release from Restrictions. The obligation not to disclose Information shall not apply to any part of such Information that:
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
          (i) is or becomes part of an issued patent or a patent application published pursuant to patent office rules, otherwise published or otherwise part of the public domain, other than by unauthorized acts of the party obligated not to disclose such Information (for purposes of this Article 11 the “receiving party”) or its Affiliates or sublicensees in contravention of this Agreement; or
          (ii) is disclosed to the receiving party or its Affiliates or sublicensees by a third party provided that such Information was not obtained by such third party directly or indirectly from the other party under this Agreement; or
          (iii) prior to disclosure under this Agreement, was already in the possession of the receiving party, its Affiliates or sublicensees, without any obligations of confidentiality, provided that such Information was not obtained directly or indirectly from the other party under this Agreement; or
          (iv) results from research and development by the receiving party or its Affiliates or sublicensees, independent of disclosures from the other party of this Agreement, provided that the persons developing such information do not use or reference Information received from the disclosing party; or
          (v) to the extent that it is required by law, regulation, court order or other legal requirement to be disclosed by the receiving party, provided that the receiving party promptly notifies the other party upon learning of such requirement in order to give the other party reasonable opportunity to oppose such requirement, and receiving party cooperates with disclosing party (at disclosing party’s request and expense) to obtain a protective order or otherwise limit disclosure; or
          (vi) ALIMERA and EMORY agree in writing may be disclosed.
ARTICLE 12. TERM AND TERMINATION
     12.1 Term. Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement shall commence on the Effective Date and shall continue in full force and effect on a country by country basis until the later of (i) expiration of the last to expire of the Licensed Patents in a particular country, or (ii) the expiration of the Royalty Term in such country. If no Valid Claim within the Licensed Patents should issue within [*] of the date of this Agreement, ALIMERA may terminate this Agreement upon written notice to EMORY at any time after the [*] of the Effective Date. Expiration of this Agreement in a particular country under this provision shall not preclude ALIMERA from continuing to develop, have developed, make, have made, use, sell, have sold, offer for sale, and import Licensed Product in such country without further remuneration to EMORY.
     12.2 Termination. Subject to Article 12.4 herein, EMORY shall have the right to terminate this Agreement upon the occurrence of any one or more of the following:
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
          (i) failure of ALIMERA to make any payment required pursuant to this Agreement when due; or
          (ii) lack of diligence as set forth in Article 6 herein; or
          (iii) failure of ALIMERA to render reports to EMORY as required by this Agreement; or
          (iv) the institution of any material proceeding against or by ALIMERA under any bankruptcy, insolvency, moratorium or dissolution law whether by voluntary act of ALIMERA or otherwise which is not dismissed within ninety (90) days; or
          (v) any assignment by ALIMERA of substantially all of its assets for the benefit of creditors; or
          (vi) placement of ALIMERA’s assets in the hands of a trustee, assignee or a receiver, whether by voluntary act of ALIMERA or otherwise, unless the receivership or trust is dissolved or such placement is otherwise reversed within sixty (60) days thereafter; or
          (vii) a written decision by ALIMERA or ALIMERA’s assignee of rights under this Agreement to quit the business of developing or selling of all Licensed Products; or
          (viii) ALIMERA challenges, directly or indirectly, the validity, enforceability and/or scope of any claim within the Licensed Patents in a court or other governmental agency of competent jurisdiction; or
          (ix) the breach by ALIMERA of any other material term of this Agreement.
     12.3 Notice of Bankruptcy. ALIMERA must inform EMORY of (a) its intention to file a voluntary petition in bankruptcy, such notice to be provided at least [*] prior to filing such a petition or (b) if known to ALIMERA, another’s intention to file an involuntary petition in bankruptcy with respect to ALIMERA promptly after ALIMERA becomes aware of such intention. A party’s filing without conforming to this requirement shall be deemed a material, pre-petition incurable breach.
     12.4 Exercise. For occurrences described in Articles 12.2(iv), 12.2(v) or 12.2(vi), this Agreement shall [*]. For occurrences described in Articles 12.2(i) through 12.2(iii) and Articles 12.2(vii) through 12.2(ix), EMORY may exercise its right of termination by giving ALIMERA, its trustees, receivers or assigns, [*] prior written notice of EMORY’s election to terminate. Upon the expiration of such period, this Agreement shall automatically terminate unless ALIMERA (or its sublicensee) has removed the condition(s) of termination. Notwithstanding the foregoing, EMORY may not terminate this Agreement under this Article 12.4 if the alleged breach by ALIMERA is the subject of pending dispute resolution proceedings that are being pursued in good faith pursuant to Article 14. If the dispute is resolved in favor of EMORY, EMORY may terminate this Agreement immediately upon written notice to ALIMERA following completion of such dispute resolution process. Any notice provided and termination
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
pursuant to this Article 12.4 shall not prejudice EMORY’s right to receive royalties or other sums due hereunder that accrued prior to the effective date of termination and shall not prejudice any cause of action or claim of EMORY accrued or to accrue on account of any breach or default by ALIMERA.
     12.5 Failure to Enforce. The failure of either party, at any time, or for any period of time, to enforce any of the provisions of this Agreement, shall not be construed as a waiver of such provisions or as a waiver of the right of such party thereafter to enforce each and every such provision of this Agreement. All waivers must be in writing.
     12.6 Termination by ALIMERA. ALIMERA shall have the right to terminate this Agreement, on a product-by-product, country-by-country or field of use-by-field of use basis, at its sole discretion, upon [*] written notice to EMORY, provided, however, should ALIMERA terminate this Agreement pursuant to this Article 12.6 in [*], this Agreement will simultaneously terminate in all countries.
     12.7 Regulatory Data. Upon early termination of this Agreement for any reason (but not expiration), and for a period of [*] after the effective date of such termination (or for such other period of time mutually agreed to by the parties in writing), EMORY shall have the right to review, and/or have a third party review on its behalf, subject to EMORY entering into a confidentiality agreement with such third party containing provisions at least as restrictive as those contained in this Agreement (hereinafter referred to as the “3rd Party CDA”) and subject to EMORY being responsible and liable to ALIMERA for any breaches of the terms of confidentiality under the 3rd Party CDA by such third party, [*] (the “Summary Development Information”). For the avoidance of doubt, the parties acknowledge and agree that the Summary Development Information does not contain all [*]. The Summary Development Information shall be made available by ALIMERA for review at a location to be designated by ALIMERA and for a reasonable period of time. In the event that EMORY enters into a license agreement with a third party covering a Licensed Product(s) after EMORY or the third party has reviewed the Summary Development Information, and Emory or such third party requests that ALIMERA provide all [*] (the “Development Information”), ALIMERA shall use reasonable efforts to provide EMORY or such third party with full and complete copies of all Development Information in its possession or control, which EMORY or such third party may use and
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
reference, only after (x) EMORY or such third party reimburses ALIMERA for all the documentable costs incurred by ALIMERA and ALIMERA’s Affiliates and sublicensees in connection with the clinical development, regulatory approval process and commercialization with respect to such Licensed Product(s) and (y) ALIMERA and EMORY and/or such third party, as applicable, agree to reasonable terms related to the use of the Development Information, including an agreement by EMORY and/or such third party, as applicable, to indemnify ALIMERA in connection with EMORY’s or such third party’s use of the Development Information. For the purpose of clarity, the 3rd Party CDA will expire upon the fulfillment of Subarticles 12.7(x) and 12.7(y) herein by EMORY and/or such third party.
     12.8 Effect. If this Agreement is earlier terminated as a whole for any reason whatsoever, ALIMERA shall return, or at EMORY’s direction, destroy, all plans, drawings, papers, notes, data, writings and other documents, samples, organisms, biological materials, models and other tangible materials that pertain solely to the Licensed Patents or Licensed Technology supplied to ALIMERA by EMORY, retaining one archival paper copy in its corporate legal department as required so that compliance with any continuing obligations may be determined. In addition, EMORY shall return, or at ALIMERA’s direction, destroy, all ALIMERA Information, provided that EMORY may retain one archival paper copy in its corporate legal department as required solely so that compliance with any continuing obligations may be determined. Upon termination of this Agreement (but not expiration), ALIMERA shall cease manufacturing, processing, producing, using, importing or Selling any Licensed Products for which ALIMERA’s rights have terminated; provided, however, that ALIMERA may continue to Sell in the ordinary course of business for a period of [*] reasonable quantities of Licensed Products which are [*]. However, nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of such termination.
ARTICLE 13. ASSIGNMENT
     ALIMERA may, without EMORY’s consent, grant, transfer, convey, or otherwise assign any or all of its rights and obligations under this Agreement in conjunction with the transfer of all, or substantially all, of the business interests of ALIMERA. EMORY’s written consent, which shall not be unreasonably withheld or delayed, shall be required prior to any other assignment of ALIMERA’s rights or obligations under this Agreement. This Agreement shall be assignable by EMORY to any other nonprofit corporation which promotes the research purposes of EMORY. In the case of any permitted
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
assignment or transfer of or under this Agreement, this Agreement or the relevant provisions shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the parties hereto.
ARTICLE 14. ARBITRATION
     Any dispute related to this Agreement shall be settled by arbitration. Arbitration shall be conducted under the [*]. Arbitration shall take place in Atlanta, Georgia, and the decision of the arbitrators shall be enforceable, but not appealable, in any court of competent jurisdiction. The arbitrators’ decision shall be in accordance with and subject to the terms and conditions of this Agreement. The fees and expenses incurred in connection with such arbitration shall be borne by the party initiating the arbitration proceeding (or equally by both parties if both parties jointly initiate such proceeding) subject to reimbursement by the party which does not prevail in such proceeding promptly upon the termination thereof in the event that the party initiating such proceeding is the prevailing party. Notwithstanding the foregoing, neither party shall be prohibited from seeking preliminary relief in any court of competent jurisdiction.
ARTICLE 15. MISCELLANEOUS
     15.1 Export Controls. ALIMERA acknowledges that Licensed Products and Licensed Technology may be subject to United States laws and regulations controlling the export of technical data, biological materials, chemical compositions, computer software, laboratory prototypes and other commodities and that EMORY’s obligations under this Agreement are contingent upon compliance with applicable United States export laws and regulations. The transfer of technical data and commodities may require a license from the cognizant agency of the United States government or written assurances by ALIMERA that ALIMERA shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies. EMORY neither represents that an export license shall not be required nor that, if required, such export license shall issue. EMORY shall cooperate with ALIMERA as reasonably necessary to obtain any necessary export licenses.
     15.2 Legal Compliance. ALIMERA shall comply with all applicable laws and regulations relating to its manufacture, processing, producing, using, importing, Selling, labeling or distribution of Licensed Products and Licensed Technology and shall not take any action which would cause EMORY or ALIMERA to violate any applicable laws or regulations.
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
     15.3 Independent Contractor. ALIMERA’s relationship to EMORY shall be that of a licensee only. Neither party shall be the agent of the other party and neither party shall have any authority to act for, or on behalf of, the other party in any matter. Persons retained by either party as employees or agents shall not, by reason thereof, be deemed to be employees or agents of the other party.
     15.4 Patent Marking. ALIMERA shall mark Licensed Products (or the package or documentation thereof, as reasonably practicable) Sold in the United States with United States patent numbers. Licensed Products manufactured or Sold in other countries shall be marked in compliance with the intellectual property laws in force in such foreign countries.
     15.5 Use of Names. Except as otherwise expressly allowed under Article 11 or under this Article 15.5, neither party shall disclose, issue any press release or publicity materials, use any names, logos or trademark of the other party or the VA or any of their respective trustees, directors, officers, staff members, employees, students or agents or make any public presentation with respect to the Agreement, or any of the terms or conditions hereof, without the prior written consent of the entity or person whose name is to be used. As an exception to the foregoing, ALIMERA and EMORY (and the VA pursuant to Section 5.2 of the IIA) shall have the right to publicize that a license was granted (this Agreement) to technology developed by VA and EMORY and to briefly describe the Technology; however, neither ALIMERA nor EMORY (or the VA pursuant to Sections 5.2 and 10.8 of the IIA) shall disclose the terms and conditions of this Agreement other than the granting clauses without each of the other parties’ consent, except (i) as required by any legally enforceable order or other applicable law or regulation (subject to Article 11.3(v)), (ii) as needed in any filings required by the United States Securities and Exchange Commission (the “SEC”), other governmental authority or securities exchange in which case the other party is free to disclose that which the disclosing party disclosed to the SEC, other such governmental authority or securities exchange that is then made publicly available by such party(ies), (iii) under confidentiality obligations materially similar to those in Article 11 herein, to a prospective sublicensee, development and/or commercialization partner or acquirer or in connection with any financing transaction or due diligence inquiry and (iv) as required by the terms in the IIA for EMORY to provide VA with a copy of license agreements granting rights to the Technology. For avoidance of doubt, ALIMERA may, without EMORY’s consent, refer to published, peer-reviewed scientific publications by EMORY employees or inventors as required or helpful in regulatory or other development filings associated with a Licensed Product.
     15.6 Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of Georgia, U.S.A.
     15.7 Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the

CONFIDENTIAL TREATMENT REQUESTED
laws of the State of Georgia and the United States of America. Only courts in the State of Georgia, U.S.A., shall have jurisdiction to hear and decide any controversy or claim between the parties arising under or relating to this Agreement.
     15.8 Entire Agreement. This Agreement constitutes the entire agreement between EMORY and ALIMERA, and supersedes all prior negotiations and agreements, written and oral (including, without limitation, the Option Agreement), with respect to the subject matter hereof and this Agreement shall not be modified, amended or terminated, except as herein provided or except by another agreement in writing executed by the parties hereto.
     15.9 Survival. Articles 9, 10, 11, 12.7, 12.8, 13, 14, 15.5, 15.7, 15.8, 15.9, 15.10 and 16 shall survive termination or expiration of this Agreement for any reason. Upon expiration of this Agreement, ALIMERA shall have a fully paid up license to use the Licensed Technology.
     15.10 Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement, not essential to the commercial purpose of this Agreement, shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions, or portions thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which shall implement the commercial purpose of the illegal, invalid, or unenforceable provision.
     15.11 Force Majeure. Any delays in, or failure of performance of any party to this Agreement, shall not constitute a default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the reasonable control of the party affected, including, but not limited to, acts of God, strikes or other concerted acts of workmen, civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.
     15.12 Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which is deemed an original, but all of which together shall constitute one and the same instrument

CONFIDENTIAL TREATMENT REQUESTED
ARTICLE 16. NOTICES
     All notices, statements, and reports required to be given by one party to the other shall be in writing and shall be hand delivered, sent by private overnight mail service, or sent by registered or certified U.S. mail, postage prepaid, return receipt requested and addressed as follows:

If to EMORY:	Emory University
Office of Technology Transfer
1599 Clifton Road NE, 4th Floor
Mailstop 1599/001/1AZ
Atlanta, Georgia 30322
ATTN: Director
Facsimile: (404) 727-1271

If to ALIMERA:	Alimera Sciences, Inc.
6120 Windward Parkway, Suite 290
Alpharetta, GA 30005
Attn: Mr. Rick Eiswirth, Chief Financial Officer
Facsimile: (678) 990-5744
     Such notices or other communications shall be effective upon receipt by an employee, agent or representative of the receiving party authorized to receive notices or other communications sent or delivered in the manner set forth above. Either party hereto may change the address to which notices to such party are to be sent by giving written notice to the other party at the address and in the manner provided above. Any notice may be given, in addition to the manner set forth above, by facsimile provided that the party giving such notice obtains acknowledgement by facsimile that such notice has been received by the party to be notified. Notice made in this manner shall be deemed to have been given when such acknowledgement has been transmitted.
[SIGNATURE PAGE FOLLOWS — REMAINDER OF PAGE INTENTIONALLY BLANK]

CONFIDENTIAL TREATMENT REQUESTED
     IN WITNESS WHEREOF, EMORY and ALIMERA have caused this Agreement to be signed by their duly authorized representatives as of the day and year indicated below.

	EMORY UNIVERSITY		ALIMERA SCIENCES, INC.
By:	/s/ [*]

Name:	[*]	By:	/s/ Richard S. Eiswirth, Jr.

Title:	Associate Vice President for Research and	Name:	Richard S. Eiswirth, Jr.
	Director Office of Technology Transfer	Title:	Chief Financial Officer

Date:		Date:

READ AND ACKNOWLEDGED		By:	/s/ Ken Green, Ph.D.

		Name:	Ken Green, Ph.D.
By:	/s/ [*]	Title:	Sr. Vice President and Chief Scientific

Name:	[*]		Officer

Date:		Date:

LIC.08.019
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
APPENDIX A
ALIMERA’S DEVELOPMENT PLAN
Activities Leading Up To IND Filing:
[*]
[*]
[*]
Clinical Development:
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
Activities Ongoing In Parallel With The Clinical Development Activities:
[*]
[*]
[*]
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
APPENDIX B
LICENSED PATENTS
Emory File No. 07027 “Fulvene and Fulvalene Analogs and Their Use in Treating Cancers
[*]
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
APPENDIX C
U. S. GOVERNMENT LICENSE(S)
[*]
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
APPENDIX D
AMENDMENT TERMS
Running Royalties for Sales of Licensed Products by ALIMERA and its Affiliates within the Optioned Field of Use

[*]

[*]	[*]
[*]	[*]
Notwithstanding the foregoing, such [*] royalty for Sales [*] shall not be payable by ALIMERA to EMORY until [*].
Royalties paid to EMORY for Sales of any Licensed Products by Sublicensees of ALIMERA within the Optioned Field of Use

[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]
Minimum royalties for Licensed Product with an approved indication within the Optioned Field of Use

[*]	[*]

[*]	[*]
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

[*]	[*]
[*]	[*]
[*]	[*]
Non-royalty payments received from sublicensees under sublicenses granting rights under the Optioned Field of Use

[*]	[*]

[*]	[*]
[*]	[*]
[*]	[*]
[*]
Milestone Payments for Licensed Products for indications within the Optioned Field of Use

[*]	[*]

[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

[*]	[*]
Each such milestone payment will be payable by ALIMERA only the first time such milestone is achieved in connection with each of the first [*] for a Licensed Product within the Optioned Field of Use, provided that [*].
License maintenance fees pertaining to Licensed Products for indications within the Optioned Field of Use
In the event no milestone payment for Licensed Products within the Optioned Field of Use has been paid to EMORY prior to the anniversary of the execution date of the amendment to the License Agreement in connection with the Optioned Field of Use set forth below, ALIMERA shall pay to EMORY, within [*] from the pertinent anniversary date, the maintenance fee set forth opposite such anniversary shown below. No maintenance fee shall be payable by ALIMERA in the event it has achieved at least one milestone and paid the corresponding milestone payment.

[*]	[*]

[*]	[*]
[*]	[*]
[*]	[*]
Development Milestones and Development Milestone Dates
To be agreed upon by EMORY and ALIMERA. The agreed-upon development milestones and development milestone dates shall only apply to the [*] to be developed for an indication within the Optioned Field of Use.
Development Plan for a Licensed Product under the Option Field of Use
ALIMERA shall submit a draft development plan for a Licensed Product under the Optioned Field of Use to be negotiated and agreed by the parties pursuant to Article 2.5 herein and the final development plan shall be incorporated into the amendment to the Agreement as a condition of EMORY executing the amendment.
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
APPENDIX E
ISSUE OF EQUITY
[*]
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
APPENDIX F
RUNNING ROYALTY PERCENTAGES
(a)	For Sales of Licensed Products by ALIMERA and its Affiliates

[*]

[*]	[*]
[*]	[*]
Notwithstanding the foregoing, such [*] royalty for Sales in countries in which a Valid Claim of the Licensed Patents do not exist shall not be payable by ALIMERA to EMORY until at least one Licensed Patent has issued in the United States. For the sake of clarity, the issuance of a Licensed Patent shall mean the issuance of a patent. The publication of a patent application shall not be deemed to be the issuance of a Licensed Patent.

(b)	For sales of any Licensed Products by sublicensees of ALIMERA

25% of royalties received by ALIMERA from such sublicensees for sales of such Licensed Product

[*].
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
APPENDIX G
MINIMUM ROYALTIES

Calendar Year after first Final Regulatory Approval
of a Licensed Product Approved Within the
Licensed Field of Use in a Major Market Country	Minimum Royalty

Year 1 (1st full Calendar Year following first Final Regulatory Approval)	$250,000
Year 2	$500,000
Year 3	$1,000,000
Year 4 and subsequent years	$2,500,000

CONFIDENTIAL TREATMENT REQUESTED
APPENDIX H
NON-ROYALTY PAYMENTS FROM SUBLICENSEES
[*]
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
APPENDIX I
MILESTONE PAYMENTS

Event Relating to a Licensed Product	Milestone Payment

[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
APPENDIX J
LICENSE MAINTENANCE FEES

Effective Date Anniversary	License Maintenance Fee

[*]	[*]
[*]	[*]
[*]	[*]
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED
APPENDIX K
DEVELOPMENT MILESTONES AND DEVELOPMENT MILESTONE DATES
[*]
*	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.